Exhibit 10.5(d)

SITEL Corporation

TERMINATION OF EXECUTIVE WEALTH ACCUMULATION PLAN

SITEL Corporation, a Minnesota corporation, hereby terminates the SITEL Corporation Executive Wealth Accumulation Plan (the “Plan”), effective as of January 1, 2005. All Participants in the Plan shall be paid the balance in their Deferred Benefit Accounts in accordance with the following payment schedule:  Balances to be paid in a single installment on or before June 30, 2005.

Capitalized terms used in this document shall have the same meaning as set forth in the Plan.

IN WITNESS WHEREOF, this document is executed on behalf of SITEL Corporation this 1st day of January, 2005.

SITEL CORPORATION

By:	/s/ James F. Lynch
James F. Lynch, CEO